CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Second Quarter and Six Months Earnings for 2020

Houston, TX, August 6, 2020U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the second quarter and six months ended June 30, 2020.

For the second quarter ended June 30, 2020, USPH’s Operating Results (as defined below), was $10.9 million, or $0.85 per diluted share, inclusive of relief funds received from the Public Health and Social Services Emergency Fund as part of the CARES Act (“Relief Funds”), as compared to $10.3 million, or $0.81 per diluted share in 2019.  For the second quarter ended June 30, 2020, USPH’s Operating Results, was $5.0 million, or $0.39 per diluted share, without the Relief Funds.  Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders per the consolidated statement of net income plus charges incurred for closure costs less gain on sale of partnership interest and clinics and excludes the ongoing CFO search, all net of tax.  The earnings per share from Operating Results also excludes the impact of the revaluation of redeemable non-controlling interest.  For the second quarter ended June 30, 2020, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $10.3 million as compared to $14.6 million for the comparable period of 2019.  Inclusive of the credit or charge for the revaluation of non-controlling interest, net of tax, used to compute diluted earnings per share, in accordance with GAAP, in the 2020 Second Quarter, the amount is $12.7 million, or $0.99 per share, as compared to $10.8 million, or $0.85 per share in the second quarter last year.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but charged or credited directly to retained earnings; however, the charge or credit for this change is included in the earnings per basic and diluted share calculations.

For the six months ended June 30, 2020, USPH’s Operating Results, was $14.8 million, or $1.15 per diluted share, including Relief Funds as compared to $18.8 million, or $1.47 per diluted share in 2019.  For the six months ended June 30, 2020, USPH’s Operating Results, was $8.9 million, or $0.70 per diluted share, without Relief Funds. For the six months ended June 30, 2020, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $11.2 million as compared to $23.1 million for the comparable period of 2019.  Inclusive of the credit or charge for the revaluation of non-controlling interest, net of tax, used to compute diluted earnings per share, in accordance with GAAP, in the 2020 first six months ended June 30, 2020, the amount is $15.3 million, or $1.19 per share, as compared to $15.8 million, or $1.24 per share.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but charged or credited directly to retained earnings; however, the charge or credit for this change is included in the earnings per basic and diluted share calculation.  See the schedule on page 10 for the computation of diluted earnings per share.

As previously disclosed in a series of filings with the SEC and further described in detail in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 21, 2020, the Company’s results have been negatively impacted by the effects of the COVID-19 pandemic. Management has taken a number of steps to reduce costs, stem operating losses incurred in March and April and increase profits subsequently.  The Company continues to experience lower physical therapy patient volumes and revenues however it is improving.  The Company’s physical therapy daily patient volumes in April declined to as low as 45% of normal. For the month of April average visits per day per clinic were 16.4, in May that increased to 18.6 and in June rose to an average of 21.8 visits per day per clinic. The Company’s industrial injury prevention business has been less effected by the pandemic and is currently running at approximately 90% of its normal volume of activity.

U.S. Physical Therapy Press Release	Page 2
August 6, 2020

Second Quarter 2020 Compared to Second Quarter 2019

•
Reported net revenues in the second quarter of 2020 was $83.9 million as compared to $126.4 million in the 2019 Second Quarter.  Adjusted for the clinics sold in 2019 and 2020, net patient revenues were $83.7 million in the 2020 Second Quarter compared to $118.8 million in the 2019 Second Quarter.  The remaining reduction in revenue of $35.1 million is due to the adverse effects of the COVID-19 pandemic.

•
Net patient revenues from physical therapy operations was approximately $72.3 million in the 2020 Second Quarter and $113.4 million in the 2019 Second Quarter. Included in net patient revenues for the 2020 Second Quarter was $5.0 million related to clinics opened or acquired after June 30, 2019 (“New Clinics”).  Included in net patient revenues for the 2019 Second Quarter was $7.8 million related in clinics sold in the six months ended June 30, 2019 and 2020.  During the 2019 six month period, the Company sold its interest in a partnership that included 30 clinics and during the 2020 six month period, the Company sold its interest in 11 closed clinics.

•
The average net patient revenue per visit was $106.97 for the 2020 Second Quarter and $107.16 for the 2019 Second Quarter. Total patient visits were 675,700 in the 2020 Second Quarter and 1,058,000 for the 2019 Second Quarter.

•
Revenue from physical therapy management contracts was $1.6 million for the second quarter of 2020 and $2.2 million in 2019 comparable period.Revenue from physical therapy management contracts was $1.6 million for the second quarter of 2020 and $2.2 million in 2019 comparable period.

•
Revenue from the industrial injury prevention business was $9.7 million in the 2020 Second Quarter compared to $10.3 million in the 2019 Second Quarter.  Revenue from the industrial injury prevention business was $9.7 million in the 2020 Second Quarter compared to $10.3 million in the 2019 Second Quarter.

•
Other miscellaneous revenue was $0.3 million in the 2020 Second Quarter and $0.5 million in the 2019 Second Quarter.  Other miscellaneous revenue include physical therapy services, including athletic trainers, provided on-site such as for schools.Other miscellaneous revenue was $0.3 million in the 2020 Second Quarter and $0.5 million in the 2019 Second Quarter.  Other miscellaneous revenue include physical therapy services, including athletic trainers, provided on-site such as for schools.

•
Total operating costs, excluding closure costs, were $64.5 million in  the 2020 Second Quarter, or 76.9% of net revenues, as compared to $94.9 million in the 2019 Second Quarter, or 75.1% of net revenues. Included in operating costs for the 2020 quarter was $3.8 million related to New Clinics, of which $2.6 million related the clinics acquired in September 2019 and February 2020.  Adjusted for the operating costs for clinics related to the partnership interest sold in 2019 of $5.8 million, operating costs for clinic opened or acquired prior to July 1, 2019 (“Mature Clinics”) were reduced by $26.9 million in the Second Quarter 2020 compared to the Second Quarter 2019 .  In addition, operating costs related to the industrial injury prevention business were reduces $0.8 million and related to management contracts $0.7 million.  Closure costs of $0.1 million include estimates of remaining lease obligations and other costs. Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 51.8% of net revenues in the 2020 Second Quarter versus 55.9% in the 2019 Second Quarter. Rent, supplies, contract labor and other costs as a percentage of net revenues were 24.2% in the 2020 Second Quarter versus 18.2% in the 2019 Second Quarter. The provision for doubtful accounts as a percentage of net revenue was 0.9% in the 2020 Second Quarter and 1.0% in the 2019 Second Quarter.

•
Gross profit for the 2020 Second  Quarter, excluding closure costs, was $19.3 million, as compared to $31.4 million in the 2019 Second Quarter. The gross profit percentage, excluding closure costs, was 23.1% of net revenue in the 2020 Second Quarter as compared to 24.9% in the 2019 Second Quarter. The gross profit percentage for the Company’s physical therapy clinics, excluding closure costs, was 21.7% in the 2020 Second Quarter as compared to 24.7% in the 2019 Second Quarter. The gross profit percentage on physical therapy management contracts was 26.9% in the 2020 Second Quarter as compared to 15.4% in the 2019 Second Quarter. The gross profit for the industrial injury prevention business was $3.2 million, or 32.9%, in the 2020 Second Quarter as compared to $3.0 million, or 29.2%, in the 2019 Second Quarter.

•
Corporate office costs were $9.0 million in the 2020 Second Quarter compared to $11.5 million in the 2019 Second Quarter. Corporate office costs were 10.8% of net revenues for the 2020 Second Quarter as compared to 9.1% for the 2019 Second Quarter.

•
Operating income for the 2020 Second Quarter was $10.3 million as compared to $19.9 million for the 2019 Second Quarter. Operating income as a percentage of net revenue decreased from 15.7% in the 2019 period to 12.2% in 2020.  For the 2020 Second Quarter, operating income increased $6.2 million or 3.6% compared to the first quarter of 2020. See discussion above related to effects of COVID-19.

•
Included in other income was the gain of $1.1 million in the second quarter of 2020 resulting from the sale of 11 previously closed clinics and, as previously disclosed, a gain of $5.8 million in the second quarter of 2019 resulted from the sale of a partnership interest which included 30 clinics. Also, included in other income in the second quarter of 2020 was $7.9 of Relief Funds.  The Relief Funds do not have to be repaid and were used for operations and offset of reduced revenues due to the COVID-19 pandemic.

•	Interest expense was $653,000 in the 2020 Second Quarter and $607,000 in the 2019 Second Quarter due to higher borrowings under the Company’s revolving credit line.

•
The provision for income tax was $3.9 million for the 2020 Second Quarter and $5.3 million for the 2019 Second Quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 27.5% for the 2020 Second Quarter and 26.7% for the 2019 Second Quarter.

•
Net income attributable to non-controlling interests (permanent equity) was $1.5 million in the 2020 Second Quarter and $1.8 million in the 2019 Second Quarter.  Net income attributable to redeemable non-controlling interests (temporary equity) was $3.0 million in the 2020 Second Quarter and $3.4 million in the 2019 Second Quarter.

U.S. Physical Therapy Press Release	Page 3
August 6, 2020

First Six Months 2020 Compared to First Six Months 2019

•
Reported net revenues in the 2020 Six Months was $196.6 million as compared to $242.6 million in the 2019 Six Months.  Adjusted for the clinics sold in 2019 and 2020, net patient revenues were $195.6 million in the first half of 2020 as compared to $228.4 million in the first half of 2019.  The remaining reduction in revenue of $32.8 million is due to the adverse effects of the COVID-19 pandemic.

•
Net patient revenues from physical therapy operations was approximately $172.4 million in the 2020 Six Months and $220.0 million in the 2019 Six Months. Included in net patient revenues for the 2020 Six Months was $9.1 million related to New Clinics.  Included in net patient revenues for the 2020 Six Months was $1.0 million related to clinics sold in the six months ended 2020.  Included in net patient revenues for the 2019 Six Months was $14.2 million related to clinics sold in the six months ended June 30, 2019 and 2020.  During the 2019 six month period, the Company sold its interest in a partnership with 30 clinics and during the 2020 six month period, the Company sold its interest in 11 closed clinics.

•
The average net patient revenue per visit was $104.70 for the 2020 Six Months and $106.83 for the 2019 Six Months. Total patient visits were 1,646,700 in the first half of 2020 and 2,059,000 in the first half of 2019.

•	Revenue from physical therapy management contracts was $3.7 million for the 2020 Six Months and $4.4 million in 2019 Six Months.

•	Revenue from the industrial injury prevention business was $19.5 million in the 2020 Six Months compared to $17.2 million in the 2019 Six Months.

•
Other miscellaneous revenue was $0.9 million in the 2020 Six Months and $1.0 million in the 2019 Six Months. Other miscellaneous revenue include physical therapy services, including athletic trainers, provided on-site such as for schools.

•
Total operating costs, excluding closure costs, were $157.8 million in the 2020 Six Months, or 80.3% of net revenues, as compared to $184.5 million in the 2019 Six Months, or 76.0% of net revenues. Included in operating costs for the 2020 Six Months was $7.3 million related to New Clinics, of which $4.6 million related the clinics acquired in September 2019 and February 2020.  Adjusted for the operating costs for clinics related to the partnership interest sold in 2019 of $11.3 million, operating costs for Mature Clinics were reduced by $24.1 million in the 2020 Six Months compared to the 2019 Six Months and operating costs related to management contracts decreased $0.7 million.  Operating costs related to the industrial injury prevention business increased $2.0 million.  Closure costs of $3.8 million include estimates of remaining lease obligations, write-off of goodwill and other costs related to closed clinics. Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 57.2% of net revenues in the 2020 Six Months versus 56.4% in the 2019 Six Months. Rent, supplies, contract labor and other costs as a percentage of net revenues were 22.0% in the 2020 Six Months versus 18.6% in the 2019 Six Months. The provision for doubtful accounts as a percentage of net revenue was 1.1 % in the 2020 first six months and 1.0% in the 2019 first six months.

•
Gross profit for the 2020 Six Months, excluding closure costs, was $38.8 million, as compared to $58.1 million in the 2019 Six Months. The gross profit percentage, excluding closure costs, was 19.7% of net revenue in the 2020 Six Months as compared to 24.0% in the 2019 Six Months. The gross profit percentage for the Company’s physical therapy clinics, excluding closure costs, was 19.2% in the 2020 Six Months as compared to 23.9% in the 2019 Six Months. The gross profit percentage on physical therapy management contracts was 20.5% in the 2020 Six Months as compared to 16.9% in the 2019 Six Months. The gross profit for the industrial injury prevention business was $4.8 million, or 24.8%, in the 2020 Six Months as compared to $4.5 million, or 26.4%, in the 2019 Six Months.

•
Corporate office costs were $20.7 million in the 2020 Six Months compared to $22.8 million in the 2019 Six Months. Corporate office costs were 10.5% of net revenues for the 2020 Six Months as compared to 9.4% for the 2019 Six Months

•
Operating income for the 2020 Six Months was $14.3 million as compared to $35.3 million for the 2019 Six Months. Operating income as a percentage of net revenue decreased from 14.6% in the 2019 period to 7.3% in 2020 comparable period.  See discussion above related to effects of COVID-19.

•
Included in other income was the gain of $1.1 million in the 2020 Six Months resulting from the sale of 11 previously closed clinics and, as previously disclosed, a gain of $5.8 million in the 2019 Six Months resulted from the sale of a partnership interest with 30 clinics. Also, included in other income in the 2020 Six Months was $7.9 of Relief Funds.  The Relief Funds do not have to be repaid and were used for operations and offset of reduced revenues due to the COVID-19 pandemic.

•	Interest expense was $1.1 million in the 2020 Six Months and $1.0 in the 2019 Six Months due to higher borrowings under the Company’s revolving credit line.

•
The provision for income tax was $4.2 million for the 2020 Six Months and $8.0 million for the 2019 Six Months. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 27.1% for the 2020 Six Months and 25.8% for the 2019 Six Months.

•
Net income attributable to non-controlling interests (permanent equity) was $2.0 million in the 2020 Six Months and $3.3 million in the 2019 Six Months.  Net income attributable to redeemable non-controlling interests (temporary equity) was $4.8 million in the 2020 Six Months and $5.8 million in the 2019 Six Months.

U.S. Physical Therapy Press Release	Page 4
August 6, 2020

Medicare Accelerated and Advance Payment Program (“MAAPP Funds”)

In response to the COVID-19 pandemic, the federal government approved the CARES Act. The CARES Act allowed for qualified healthcare providers to receive advanced payments under the existing MAAPP Funds during the COVID-19 pandemic. Under this program, healthcare providers could choose to receive advanced payments for future Medicare services provided. The Company applied for and received approval from Centers for Medicare & Medicaid Services (“CMS”) in April 2020. The Company recorded these payments as a liability until all performance obligations have been met as the payments were made on behalf of patients before services were provided. Currently, MAAPP funds received will be applied to future Medicare billings commencing in August 2020, with all such remaining amounts required to be repaid by November 2020. Beginning November 2020, any unpaid balance will begin accruing interest. Included in cash and cash equivalents and accrued liabilities at June 30, 2020 is $12.9 million of MAAPP Funds.

Other Financial Measures

For the 2020 Second Quarter, the Company's Adjusted EBITDA was $19.0 million and was $24.9 million in the 2019 Second Quarter. For the 2020 Second Quarter, the Company's Adjusted EBITDA, excluding Relief Funds, was $11.1 million.

For the 2020 Six Months, the Company's Adjusted EBITDA was $27.0 million compared to $40.5 million in 2019 Six Months. For the 2020 Six Months, the Company's Adjusted EBITDA, excluding Relief Funds, was $19.1 million.

See definition, explanation and calculation of Adjusted EBITDA in the schedule on pages 9 and 10.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “I recognize that these past five months have been unprecedented and extremely difficult for our nation, our communities, our schools and our businesses. As a Company and a team, we have endeavored to be responsive to the extraordinary demands  that have resulted from this COVID-19 pandemic.  Many sacrifices have been made to position our Company in the best possible way to continue forward successfully.  I am supremely grateful for the tenacity, courage and the resilience of our partners, employees and leadership as we have tried to make the best decisions to serve our patients while maintaining a safe and healthy environment for all.  These difficult decisions along with the tireless work of so many have resulted in positioning us well to continue our mission to serve our patients, customers, employees and partners as we continue to navigate the challenges posed by the ongoing pandemic.”
Larry McAfee, Chief Financial Officer, said, “Net cash flow has been better than expected and as of the end of the second quarter borrowings under our $125,000,000 bank credit line were paid down to $33,000,000.”
Second Quarter 2020 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on August 6, 2020 to discuss results for the Company's second quarter and six months ended June 30, 2020, 2020. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 9978188 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until November 6, 2020 at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 5
August 6, 2020

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:
•	the multiple effects of the impact of public health crises and epidemics/pandemics, such as the novel strain of COVID-19 (coronavirus) which the financial magnitude cannot be currently estimated;
•	changes as the result of government enacted national healthcare reform;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•
competitive environment in the industrial injury prevention business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	acquisitions and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non controlling interests (minority interests)
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

See Risk Factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and the additional risk factor disclosed in our Quarterly Report on Form 10-Q for the period ended March 31, 2020 filed with the SEC on February 28, 2020 and May 21, 2020, respectively.
Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see the other sections of this report and our other periodic reports filed with the Securities and Exchange Commission (the “SEC”) for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement may no longer be accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 554 outpatient physical therapy clinics (of which 8 are not currently seeing patients) in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 29 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments. More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 6
August 6, 2020

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net patient revenues	$72,279	$113,363	$172,405	$220,013
Other revenues	11,578	13,010	24,169	22,591
Net revenues	83,857	126,373	196,574	242,604
Operating costs:
Salaries and related costs	43,429	70,669	112,433	136,936
Rent, supplies, contract labor and other	20,311	23,026	43,220	45,070
Provision for doubtful accounts	739	1,240	2,100	2,446
Closure costs - lease and other	94	13	1,987	9
Closure costs - write-off of goodwill	-	-	1,859	-
Total operating costs	64,573	94,948	161,599	184,461

Gross profit	19,284	31,425	34,975	58,143

Corporate office costs	9,022	11,527	20,699	22,820
Operating income	10,262	19,898	14,276	35,323

Other income and expense
Relief Funds	7,959	-	7,959	-
Gain on sale of partnership interest and clinics	1,073	5,823	1,073	5,823
Interest and other income, net	4	4	47	20
Interest expense - debt and other	(653)	(607)	(1,080)	(965)
Total other income and expense	8,383	5,220	7,999	4,878
Income before taxes	18,645	25,118	22,275	40,201

Provision for income taxes	3,882	5,318	4,174	8,026

Net income	14,763	19,800	18,101	32,175

Less: net income attributable to non-controlling interests:
Non-controlling interests - permanent equity	(1,535)	(1,802)	(2,061)	(3,339)
Redeemable non-controlling interests - temporary equity	(2,996)	(3,378)	(4,792)	(5,773)
	(4,531)	(5,180)	(6,853)	(9,112)

Net income attributable to USPH shareholders	$10,232	$14,620	$11,248	$23,063

Basic and diluted earnings per share attributable to USPH shareholders	$0.99	$0.85	$1.19	$1.24

Shares used in computation - basic and diluted	12,843	12,767	12,820	12,738

Dividends declared per common share	$-	$0.27	$0.32	$0.54

U.S. Physical Therapy Press Release	Page 7
August 6, 2020

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
(unaudited)

	June 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$43,555	$23,548
Patient accounts receivable, less allowance for doubtful accounts of $2,470 and $2,698, respectively	36,029	46,228
Accounts receivable - other	9,983	9,823
Other current assets	2,572	5,787
Total current assets	92,139	85,386
Fixed assets:
Furniture and equipment	55,914	54,942
Leasehold improvements	33,631	33,247
Fixed assets, gross	89,545	88,189
Less accumulated depreciation and amortization	67,011	66,099
Fixed assets, net	22,534	22,090
Operating lease right-of-use assets	82,965	81,586
Goodwill	330,894	317,676
Other identifiable intangible assets, net	54,895	52,588
Other assets	1,591	1,519
Total assets	$585,018	$560,845

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$1,802	$2,494
Accrued expenses	51,325	30,855
Current portion of operating lease liabilities	29,591	26,486
Current portion of notes payable	4,635	728
Total current liabilities	87,353	60,563
Notes payable, net of current portion	685	4,361
Revolving line of credit	33,000	46,000
Deferred taxes	8,930	10,071
Operating lease liabilities, net of current portion	61,242	60,258
Other long-term liabilities	392	141
Total liabilities	191,602	181,394

Redeemable non-controlling interests - temporary equity	136,728	137,750

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 15,057,859 and 14,989,337 shares issued, respectively	151	150
Additional paid-in capital	91,258	87,383
Retained earnings	195,473	184,352
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	255,254	240,257
Non-controlling interests - permanent equity	1,434	1,444
Total USPH shareholders' equity and non-controlling interests	256,688	241,701
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$585,018	$560,845

U.S. Physical Therapy Press Release	Page 8
August 6, 2020

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)
	Six Months Ended
	June 30, 2020	June 30, 2019
OPERATING ACTIVITIES
Net income including non-controlling interests	$18,101	$32,175
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	5,333	4,958
Provision for doubtful accounts	2,100	2,446
Equity-based awards compensation expense	3,389	3,558
Deferred income taxes	(1,737)	5,421
Loss on sale of fixed assets	429	-
Gain on sale of partnership interest, net of tax	(1,073)	(5,514)
Write-off of goodwill - closed clinics	1,859	-
Other	-	21
Changes in operating assets and liabilities:
Decrease (increase) in patient accounts receivable	8,880	(4,956)
Decrease (increase) in accounts receivable - other	283	(2,468)
Decrease (increase) in other assets	5,969	(2,759)
Increase (decrease) in accounts payable and accrued expenses	4,478	(3,560)
Increase (decrease) in other liabilities	345	(701)
Net cash provided by operating activities	48,356	28,621

INVESTING ACTIVITIES
Purchase of fixed assets	(4,628)	(4,876)
Purchase of majority interest in businesses, net of cash acquired	(11,633)	(18,239)
Purchase of redeemable non-controlling interest, temporary equity	(2,388)	(2,053)
Purchase of non-controlling interest, permanent equity	(144)	(138)
Proceeds on sale of redeemable non-controlling interest, temporary equity	19	-
Proceeds on sales of partnership interest and clinics	674	-
Proceeds on sale of fixed assets	21	65
Net cash used in investing activities	(18,079)	(25,241)

FINANCING ACTIVITIES
Distributions to non-controlling interests, permanent and temporary equity	(5,707)	(7,934)
Cash dividends paid to shareholders	(4,110)	(6,891)
Proceeds from revolving line of credit	99,000	80,000
Payments on revolving line of credit	(112,000)	(56,000)
Principal payments on notes payable	(314)	(1,057)
Medicare Accelerated and Advance Payment Funds	12,861	-
Other	-	(7)
Net cash provided by (used in) financing activities	(10,270)	8,111

Net increase in cash and cash equivalents	20,007	11,491
Cash and cash equivalents - beginning of period	23,548	23,368
Cash and cash equivalents - end of period	$43,555	$34,859

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$57	$4,339
Interest	$944	$902
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$300	$4,000
Purchase of business - payable to common shareholders of acquired business	$-	$502
Purchase of redeemable non-controlling interest - notes payable	$137	$-
Payable due to purchase of redeemable non-controlling interest	$699	$-
Receivables related to sale of partnership interest	$-	$11,601
Note receivables related to sale of partnership interest	$386	$2,780
Payable related to purchase of partnership interest - settlement of redeemable non-controlling interest	$-	$2,200

U.S. Physical Therapy Press Release	Page 9
August 6, 2020

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders per the consolidated statement of net income plus charges incurred for the closure costs and CFO search less gain on sale of partnership interest and clinics, all net of tax.  The earnings per share from Operating Results also excludes the impact of the revaluation of redeemable non-controlling interest.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is included in the earnings per basic and diluted share calculation, although it is not included in net income but charged directly to retained earnings.

Management uses Operating Results, which eliminates certain items described above that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, equity-based awards compensation expense and write-off of goodwill related to clinic closures.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

See table on next page.

U.S. Physical Therapy Press Release	Page 10
August 6, 2020
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$10,232	$14,620	$11,248	$23,063
Credit (charges) to retained earnings:
Revaluation of redeemable non-controlling interest	3,344	(5,169)	5,473	(9,830)
Tax effect at statutory rate (federal and state) of 26.25%	(878)	1,356	(1,437)	2,580
	$12,698	$10,807	$15,284	$15,813

Earnings per share (basic and diluted)	$0.99	$0.85	$1.19	$1.24

Adjustments:
Charges incurred for CFO search	-	-	133	-
Closure costs	94	-	3,846	-
Gain on sale of partnership interest and clinics	(1,073)	(5,823)	(1,073)	(5,823)
Relief Funds	(7,958)	-	(7,958)	-
Allocation to non-controlling interest	1,900	-	1,900	-
Revaluation of redeemable non-controlling interest	(3,344)	5,169	(5,473)	9,830
Tax effect at statutory rate (federal and state) of 26.25%	2,725	172	2,264	(1,052)
Operating Results (without Relief Funds)	$5,042	$10,325	$8,923	$18,768

Relief Funds	7,958	-	7,958	-
Tax effect at statutory rate (federal and state) of 26.25%	(2,089)	-	(2,089)	-
Operating Results (including Relief Funds)	$10,911	$10,325	$14,792	$18,768

Basic and diluted Operating Results (without Relief Funds) per share	$0.39	$0.81	$0.70	$1.47
Basic and diluted Operating Results (including Relief Funds) per share	$0.85	$0.81	$1.15	$1.47

Shares used in computation - basic and diluted	12,843	12,767	12,820	12,738

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net income attributable to USPH shareholders	$10,232	$14,620	$11,248	$23,063

Adjustments:
Depreciation and amortization	2,726	2,520	5,333	4,920
Closure costs - write-off of goodwill	-	-	1,859	-
Relief Funds	(7,958)	-	(7,958)	-
Interest income	(4)	(4)	(47)	(20)
Interest expense - debt and other	653	607	1,080	965
Provision for income taxes	3,882	5,318	4,174	8,026
Equity-based awards compensation expense	1,503	1,830	3,389	3,558

Adjusted EBITDA (without Relief Funds)	$11,034	$24,891	$19,078	$40,512

Relief Funds	7,958	-	7,958	-
Adjusted EBITDA	$18,992	$24,891	$27,036	$40,512

U.S. Physical Therapy Press Release	Page 11
August 6, 2020

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Date	Number of Clinics

March 31, 2019	590
June 30, 2019	564
September 30, 2019	574
December 31, 2019	583

March 31, 2020	567
June 30, 2020	554